EXHIBIT 4.1

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS.  THIS NOTE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

SUBORDINATED PROMISSORY NOTE
OF
PARAMETRIC SOUND CORPORATION

$[__________]	Henderson, Nevada September 28, 2010

FOR VALUE RECEIVED, Parametric Sound Corporation., a Nevada corporation (“Borrower”), hereby promises to pay to [__________] (“Holder”), on or before the Maturity Date (as defined in this Note), the principal sum of $[__________] or such lesser principal amount thereof as may remain outstanding in lawful money of the United States of America in immediately available funds, and to pay interest from the date of issuance of this Note on the principal amount hereof from time to time outstanding, in like funds, at a rate or rates per annum and payable on such dates as determined pursuant to the terms of this Note.  This Note is one of a duly authorized issue of Notes of the Borrower (the “2010 Notes”), limited in aggregate principal amount to $750,000.

SECTION 1.  MATURITY DATE

The unpaid principal amount of this Note plus all accrued and unpaid interest hereon and all other amounts owed hereunder with respect hereto will be paid in full in cash on or before the one year anniversary date of this Note (the “Maturity Date”).

SECTION 2.  TERMS OF THE NOTE

2.1.           Interest.  This Note will bear simple interest at a rate equal to eight percent (8%) per annum (based on a 365-day year) on the outstanding principal amount hereof, from and including the date of issuance of this Note until the outstanding principal amount hereof together with all accrued and unpaid interest hereon shall be paid in full in cash, in the manner specified in this Note.

2.2.           Payment of Principal and Interest on the Note.  Borrower shall pay the principal amount of this Note, together with all accrued and unpaid interest thereon on or before the Maturity Date.

2.3.           Optional Prepayment of this Note.  This Note may be prepaid, at the Borrower’s option, at any time prior to the Maturity Date, in whole or in part, without penalty and without advance notice.

2.4.           Application of Prepayments.  All prepayments permitted to be made hereunder shall include the payment in cash of interest, accrued and unpaid as of the date of repayment, on the principal amount of the portion of this Note so prepaid and shall be applied first to the payment of costs and expenses hereunder, next to accrued and unpaid interest and then to the payment of principal. The Company shall only make principal reductions or prepayments pro rata among the holders of the 2010 Notes. Likewise, any holder of one of the 2010 Notes who receives any payments or proceeds from any distribution in connection with a bankruptcy, liquidation, reorganization, dissolution, winding-up or similar proceedings, shall be obligated to pro rate such amounts among the other holders of the 2010 Notes as provided in the Subscription Agreement of even date between the Company and the original Holder hereof (the “Subscription Agreement”).

2.5.           Manner and Time of Payment.

2.5.1                 All payments by Borrower under this Note of principal, interest and all other amounts hereunder shall be made in same day funds and delivered to Holder not later than 5:00 p.m. (Pacific time) on the date such payment is due, with such payment to be made by wire transfer of immediately available funds to the respective account designated by Holder in writing; provided that funds received by Holder after 5:00 p.m. (Pacific time) shall be deemed to have been paid by Borrower on the next succeeding business day.

2.5.2                 Whenever any payment to be made hereunder shall be stated to be due on a day which is not a business day, the payment shall be made on the next succeeding business day and such additional period shall be included in the computation of the payment of interest hereunder.

2.6.           Intercreditor Agreement. Relationships between Holder and each of the other holders of the 2010 Notes shall be determined pursuant to the intercreditor agreements set forth in Section 6 and Section 10 of the Subscription Agreement and Section 2.4 herein on a pari passu basis. Holder acknowledges that the terms of this Note including the maturity date may be amended by written consent between the Borrower and holders of at least 60% of the outstanding principal amount of the 2010 Notes at the time of the amendment and such amended terms shall be binding on Holder.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF HOLDER

Holder represents and warrants, by payment for this Note and by accepting delivery of this Note, that:

3.1.           Restrictions on Transfer.  Holder has been advised that this Note has not been registered under the Securities Act or any state securities laws and, therefore, cannot be resold or otherwise transferred unless it is registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available.  Holder is aware that Borrower is under no obligation to effect any such registration with respect to the Note or to file for or comply with any exemption from registration.  Holder is purchasing this Note for its own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act.  Holder shall not transfer, pledge, hypothecate or otherwise encumber this Note without the express written consent of Borrower.

3.2.           Accredited Investor, etc.  Holder has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of Holder’s investment in this Note, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time.  Holder is an “accredited investor” as that term is defined in Regulation D under the Securities Act.  In making its decision to invest in this Note, Holder has made its own independent credit analysis, and is not relying on the fact that any other person or entity is a Holder to Borrower.

SECTION 4.  DEFAULT

4.1.           Events of Default.  Subject to the provisions of Section 6 of the Subscription Agreement, each of the following shall constitute an event of default (each an “Event of Default”):

4.1.1                 Borrower fails to make any payment under this Note no later than ten (10) business days after the same becomes due and payable.

4.1.2                 Borrower fails to observe or perform, in any material respect, any covenant contained in this Note, and such failure shall continue unremedied for a period of thirty (30) days after its receipt of written notice by Holder setting forth in reasonable detail the basis for such failure.

4.1.3                 Borrower (a) commences any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute, of any jurisdiction, whether now or subsequently in effect; (b) is adjudicated insolvent or bankrupt by a court of competent jurisdiction; (c) petitions or applies for, acquiesces in, or consents to, the appointment of any receiver or trustee of Borrower or for all or substantially all of its property or assets; (d) makes an assignment for the benefit of its creditors; or (e) admits in writing its inability to pay its debts as they mature.

4.1.4                 There is commenced against Borrower any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute, of any jurisdiction, whether now or subsequently in effect, and such proceeding remains undismissed for a period of ninety (90) days or Borrower by any act indicates its consent to, approval of, or acquiescence in, such proceeding; or a receiver or trustee is appointed for Borrower or for all or substantially all of its property or assets, and the receivership or trusteeship remains undischarged for a period of ninety (90) days.

4.2.           Remedies Upon Event of Default.  Subject to the provisions of Section 6 of the Subscription Agreement, upon any Event of Default, then in any such event, and at any time during the continuation thereof, Holder may declare the outstanding principal amount and all accrued and unpaid interest thereon and all costs and expenses hereunder to be, whereupon this Note shall become, immediately due and payable.

SECTION 5.  SUBORDINATION

5.1.           Subordination.  Any right of Holder to payment of principal or interest from the Borrower shall be subordinated to the claims and rights of the holders of the Senior Debt. “Senior Debt” means all indebtedness of the Borrower outstanding on the date of execution of this Note or thereafter created, incurred or assumed that is designated as Senior Debt by the Board of Directors of the Borrower at the time it is incurred.  Any cash payment of principal or interest to Holder shall be collected, enforced or received by Holder as trustee for and paid over to the holders of Senior Debt. Holder agrees that in the event of any payment of principal or interest by the Borrower to Holder by reason of any receivership, insolvency or bankruptcy proceeding, or proceeding for reorganization or readjustment of the Borrower or its properties, or otherwise, then, in any such event, the holders of Senior Debt shall be preferred in the payment of their claims over the claim of Holder to payment of principal or interest, and the claims of the holders of Senior Debt shall be first paid and satisfied in full before any payment or distribution of any kind or character, whether in cash or property, shall be made to Holder.

SECTION 6.  WARRANTS

6.1.           Warrant.  Concurrent with the execution of this Note, Holder has been issued a warrant (the “Warrant”) which, subject to the terms and conditions thereof, entitles Holder to purchase shares of Borrower’s common stock (the “Warrant Shares”) at the exercise price set forth in the Warrant for a period of five (5) years.

6.2.           Offset.  Notwithstanding anything to the contrary set forth herein, upon exercise by Holder of its purchase rights under the Warrant, Borrower, in its sole and absolute discretion, shall be permitted to offset the purchase price for any such Warrant Shares against the outstanding principal amount owing under this Note as of the date of such exercise.

SECTION 7.  MISCELLANEOUS

7.1.           Costs.  If any legal action is taken to enforce any provision of this Note, then the non-prevailing party shall pay the reasonable costs, including the reasonable fees and disbursements of counsel, incurred by the non-prevailing party in connection with such legal proceeding.

7.2.           No Impairment.  Borrower will not willfully avoid the observance or performance of any of the terms of this Note.

7.3.           Amendments and Waivers.  Subject to the terms of Section 6 and Section 10 of the Subscription Agreement, no amendment, modification, termination, waiver or consent to departure of any provision of this Note shall in any event be effective without the prior written consent of Holder and Borrower.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Borrower in any case shall entitle any Borrower to any further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 7.3 shall be binding upon Holder at the time outstanding and each future holder hereof.

7.4.           Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively delivered (a) upon personal delivery, (b) upon delivery by an internationally recognized courier, or (c) five (5) days after having been sent by registered or certified mail, postage prepaid.  Such notice shall be addressed to the recipient to be notified at the address set forth on the signature page(s) hereto (or at such other address for a recipient as shall be specified in a notice given in accordance with this Section 7.4).

7.5.           Transfers.  This Note may not be assigned or transferred by Holder to any person or entity and any assignment or transfer in violation of this Section 7.5 shall be void.

7.6.           Headings.  Section and subsection headings in this Note are included herein for convenience of reference only and shall not constitute a part of this Note for any other purpose or be given any substantive effect.

7.7.           Applicable Law.  This Note shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Delaware without regard to the principles of conflicts of laws.

7.8.           Successors and Assigns; Subsequent Holders.  This Note shall be binding upon the parties hereto and their respective permitted successors and assigns and shall inure to the benefit of the parties hereto and the permitted successors and assigns of Holder.  The terms and provisions of this Note shall inure to the benefit of any permitted assignee or transferee of this Note, and in the event of such permitted transfer or assignment, the rights and privileges herein conferred upon Holder shall automatically extend to and be vested in such permitted transferee or assignee, all subject to the terms and conditions hereof.

7.9.           Waiver of Jury Trial.  Each of the undersigned waives, to the fullest extent permitted by law, trial by jury in any litigation arising out of or related to this Note.

7.10.           Entirety.  This Note embodies the entire agreement among the parties and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.

7.11.           No Strict Construction.  The language used in this Note shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person or entity.  The use of the word “including” and “includes” in this Note shall be by way of example rather than by limitation.

7.12.           No Third-Party Beneficiaries.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than Borrower and Holder and their respective permitted successors and assigns (and to the extent specified in Section 5, holders of any senior debt), any rights or remedies under or by reason of this Note.

7.13.           Waiver of Notice, Etc.  Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever, other than as expressly required by this Note.  The nonexercise by Holder any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

[Signature Page Follows]

IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of the date first written above.

BORROWER:
Parametric Sound Corporation

By: ______________________________
Name: ______________________________ Title: ______________________________

Address: _______________________ _______________________

Accepted by:

HOLDER:

____________________________________

By:        ______________________________
Name:   ______________________________
Title:     ______________________________

Address:     _______________________
                     _______________________